SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

UBS AG

(Exact Name of Registrant as Specified in Its Charter)

Switzerland	90-0186363
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

Bahnhofstrasse 45, CH-8098 – Zurich, Switzerland Aeschenvorstadt 1, CH-4051 – Basel, Switzerland	N/A
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates:

            333-178960

(If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

2xLeveraged Long Exchange Traded Access Securities (ETRACS) Linked to the Wells Fargo® Business Development Company Index due May 24, 2041	NYSE Arca, Inc.

Securities to be registered pursuant to Section 12(g) of the Act:

            None

(Title of Class)

This Registration Statement on Form 8-A/A amends and restates the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by UBS AG on May 25, 2011, relating to a series of the Registrant’s Exchange Traded Access Securities, the 2xLeveraged Long Exchange Traded Access Securities (ETRACS) Linked to the Wells Fargo® Business Development Company Index due May 24, 2041 (the “Securities”) of UBS AG, which is part of the Registrant’s Medium-Term Notes, Series A (the “Notes”) for the purpose of filing as Exhibit 2.4 hereto an amended Officers’ Certificate of the Registrant pursuant to Section 301 of the Debt Indenture setting forth the terms of the Notes to reflect an authorized increase in the aggregate principal amount of Notes that may be authenticated and delivered upon original issuance under the Debt Indenture, as supplemented (filed as Exhibits 2.1 and 2.2 hereto).

Item 1.	Description of Registrant’s Securities to be Registered

The Registrant filed with the Securities and Exchange Commission (the “Commission”) on January 11, 2012 a Registration Statement on Form F-3ASR (Registration Statement No. 333-178960) (the “Registration Statement”) containing a prospectus, dated January 11, 2012, relating to the Registrant’s Debt Securities and Warrants (the “Prospectus”). The Registration Statement was automatically effective upon filing with the Commission. On the date hereof, the Registrant intends to file with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 an amended prospectus supplement, dated May 9, 2014 (the “Prospectus Supplement”), to the Prospectus relating to the Securities. The Prospectus Supplement and the Prospectus are incorporated by reference to the extent set forth below.

The material set forth (i) under the headings “Description of Debt Securities We May Offer” on pages 10 to 29, “Considerations Relating to Indexed Securities” on pages 50 to 52, “U.S. Tax Considerations” on pages 55 to 65 and “Tax Considerations Under the Laws of Switzerland” on pages 66 to 67 in the Prospectus and (ii) in the Prospectus Supplement are each incorporated herein by reference. The outstanding principal amount of the securities registered hereby may be increased from time to time in the future due to further issuances of securities having substantially the same terms. If any such additional securities are issued, a prospectus supplement relating to them will be filed with the Securities and Exchange Commission and will be incorporated herein by reference. The securities registered hereby are, and any additional securities registered hereby in the future will be, all part of a single series as described in the documents referenced above.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, the following exhibits are being filed with the Commission in connection with this Registration Statement on Form 8-A:

1.	Debt Indenture, dated as of November 21, 2000, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s registration statement no. 333-132747).

2.	First Supplemental Indenture, dated as of February 28, 2006, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.2 of the Registrant’s registration statement no. 333-132747).

3.	Form of 2xLeveraged Long Exchange Traded Access Securities (ETRACS) Linked to the Wells Fargo® Business Development Company Index due May 24, 2041 (incorporated by reference to Exhibit 3 of the Registrant’s registration statement on Form 8-A, filed with the Commission on May 25, 2011).

4.	Officers’ Certificate of the Registrant pursuant to Section 301 of the Debt Indenture setting forth the terms of the Registrant’s Medium-Term Notes, Series A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

UBS AG (Registrant)

Dated: May 9, 2014

	By:	/s/ Gordon S. Kiesling
	Name:	Gordon S. Kiesling
	Title:	Executive Director and Counsel Region Americas Legal

	By:	/s/ Michael Fleischer
	Name:	Michael Fleischer
	Title:	Executive Director and Counsel Region Americas Legal Fixed Income Section

Exhibit No.	Description of Exhibit

1.	Debt Indenture, dated as of November 21, 2000, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.1 of the Registrant’s registration statement no. 333-132747).

2.	First Supplemental Indenture, dated as of February 28, 2006, between the Company and U.S. Bank Trust National Association, as debt trustee (incorporated by reference to Exhibit 4.2 of the Registrant’s registration statement no. 333-132747).

3.	Form of 2xLeveraged Long Exchange Traded Access Securities (ETRACS) Linked to the Wells Fargo® Business Development Company Index due May 24, 2041 (incorporated by reference to Exhibit 3 of the Registrant’s registration statement on Form 8-A, filed with the Commission on May 25, 2011).

4.	Officers’ Certificate of the Registrant pursuant to Section 301 of the Debt Indenture setting forth the terms of the Registrant’s Medium-Term Notes, Series A.